AMENDMENT TO EMPLOYMENT AGREEMENT
This AMENDMENT TO EMPLOYMENT AGREEMENT (the "Amendment") is effective as of August 16, 2017 (the "Effective Date"), by and between FIDELITY NATIONAL INFORMATION SERVICES, INC., a Georgia corporation ("FIS T' or the "Company"), and Marianne Brown (the "Employee") and amends that certain Employment Agreement dated February 1, 2016 (as amended, the "Agreement"). Unless expressly amended herein, the terms of the Agreement remain in full force and effect. In consideration of the mutual covenants and agreements set forth herein, the parties agree as follows;

1.	Section 2 is deleted and the following is inserted in lieu thereof:
"2. Employment and Duties. Subject to the terms and conditions of this Agreement, Company employs Employee to serve as Corporate Executive Vice President and co-Chief Operating Officer, or in such other capacity as may be mutually agreed by the parties. Employee accepts such employment and agrees to undertake and discharge the duties, functions and responsibilities commensurate with the aforesaid position. Employee shall devote substantially all business time, attention and effort to the performance of duties hereunder and shall not engage in any business, profession or occupation, for compensation or otherwise without the express written consent of the Company, other than personal, personal investment, charitable, or civic activities or other matters that do not conflict unreasonably with Employee's duties. Employee's office location shall be in Jacksonville, FL but Employee will be expected to travel to the Company's other locations as necessary."

2.	Section 3 is deleted and the following is inserted in lieu thereof:
"3, Term. The term of this Agreement shall commence on the Effective Date and shall continue until December 31, 2019 or, if later, ending on the last day of any extension made, subject to prior termination as set forth in Section 9 (such term, including any extensions, the "Employment Term")."

3.	Section 5 is deleted and the following is inserted in lieu thereof:
"5. Other Compensation and Fringe Benefits. In addition to any executive bonus, pension, deferred compensation and long-term incentive plans which Company or an affiliate of Company may from time to time make available to Employee, Employee shall be entitled to the following during the Employment Term:

(a)
an annual incentive bonus opportunity under Company's annual officer incentive plan for each calendar year included in the Employment Term, with such opportunity to be earned based upon attainment of performance objectives established by the Company ("Annual Bonus"). Employee's target Annual Bonus shall be no less than

160% of Employee's then current Annual Base Salary, with a maximum of up to 2 times target (collectively, the target and maximum Annual Bonus are referred to as the "Annual Bonus Opportunity"). Employee's Annual Bonus Opportunity may be periodically reviewed and increased by the Company,

(b)
but may not be decreased without Employee's express written consent. Employee's Annual Bonus is subject to the Company's clawback policy, pursuant to which the Company may recoup all or a portion of any bonus paid if, after payment, there is a finding of fraud, a restatement of financial results, or errors or omissions discovered that call into question the business results on which the bonus was based. If owed pursuant to the terms of the plan, the Annual Bonus shall be paid no later than the March 15 th first following the calendar year to which the Annual Bonus relates. Unless provided otherwise herein or the Compensation Committee of the Company's Board of Directors determines otherwise, no Annual Bonus shall be paid to Employee unless Employee is employed by Company, or an affiliate thereof, on the last day of the measurement period;

(c)	eligibility to participate in Company's equity incentive plans; and

(d)	all other benefits and incentive opportunities made available to similarly situated executives."

(e)
in consideration for Employee moving full time residence from New York to Jacksonville, Company will pay a one-time bonus of $150,000, such bonus will be grossed up for tax consideration. Such bonus will be in lieu of any other relocation bonus or service.

(f)	if Employee retires on or after 12/31/19, and the employee moves back to New York prior to 12/31/20:

(i)	Company agrees to pay a one-time bonus of $50,000; such bonus will be grossed up for tax consideration, and such bonus will be in lieu of any other relocation bonus or service.

(ii)
Company agrees that, if the employee attempts to sell her home in Jacksonville by June 30, 2019 and such home does not sell with 120 days of being listed, then Company will purchase the home, subject to two appraisals of which Company agrees to pay based on the highest of two appraisals.

4.	Sections 9(f)(i) is deleted and the following is inserted in lieu thereof:

"(i) 'a material change in the geographic location of Employee's principal working location (Jacksonville, FL) of more than thirty-five (35) miles;"

5.	Section I()(d) is inserted as a new provision:
"(d) Termination due to Retirement. If Employee retires on or after 12/31/19: (i) Company shall pay Employee the Accrued Obligations, (ii) Company shall pay Employee an Annual Bonus for 2019 as provided in Section 5(a), and (iii) all stock option, restricted stock and other equity-based incentive awards granted by Company that were outstanding but not vested as of the
Date of Termination shall become immediately vested and/or payable, as the case may be. "
IN WITNESS WHEREOF the parties have executed this Amendment to be effective as of the date first set forth above.
FIDELITY NATIONAL INFORMATION SERVICES, INC.
By:
Its: Corporate Executive Vice President & Chief Administrative Officer
MARIANNE BROWN